Exhibit 3.1 Certificate of Elimination

CERTIFICATE OF ELIMINATION OF DESIGNATIONS, POWERS
PRESFERENCES AND RIGHTS OF THE
SERIES B CONVERTIBLE PREFERRED STOCK
($0.0001 PAR VALUE PER SHARE)

OF

PEGASUS TEL, INC.

A DELAWARE CORPORATION

PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

PEGASUS TEL, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”),

DOES HEREBY CERTIFY that, pursuant to authority expressly conferred, granted and vested in the Board of Directors of the Company (the “Board”) by the Company’s Certificate of Incorporation, as amended, and pursuant to the provisions of SECTION 151 of the Delaware General Corporation Law, hereby eliminate out of the ten million (10,000,000) shares of Preferred Stock authorized in the Certificate of Incorporation (the “Preferred Stock”), a Series of the Preferred Stock consisting of seven million (7,000,000) shares, $0.0001 par value per share, designated “Series B Convertible Preferred Stock,” as filed with State of Delaware Secretary of State on June 13, 2011; and

DOES HEREBY CERTIFY that, as of this date all Series B Convertible Stock have been cancelled and rescinded in accordance with the attached Rescission Agreement dated and executed on March 12, 2012 and to that end the Board adopted a resolution providing for the elimination of designation, powers, preferences, and rights, and the qualifications, limitations and restrictions, of the Series B Convertible Preferred Stock, which resolution is as follows:

RESOLVED that pursuant to authority expressly conferred, granted and vested in the Board of Directors of the Company by the Company’s Certificate of Incorporation, as amended, that the following Certificate of Elimination of Designation, Powers, Preferences, and Rights of the Series B Convertible Preferred Stock (“Certificate of Designation”) be ands is hereby authorized and approved, which Certificate of Designation shall be filed with the Delaware Secretary of State.

IN WITNESS WHEREOF, Jerry Gruenbaum, President, Secretary and Director of Pegasus Tel, Inc., under penalties of perjury, does hereby declare and certify that this is the act and deed of Pegasus Tel, Inc. and the facts stated herein are true and accordingly has signed this Certificate of Designation on March 21, 2012.

/s/Jerry Gruenbaum
Jerry Gruenbaum
President, Secretary, Director
State of Delaware
Secretary of State
Division of Corporations
Delivered 12:25 PM 3/26/2012
FILED 12:25 PM 03/6/2012
SRV 120353349 – 3493450 FILE

RESCISSION AGREEMENT

This Rescission Agreement is made and entered into as of March 21st, 2012, by and among PEGASUS TEL, INC. a Delaware Corporation, trading publicly on the Over-the-Counter Bulletin Board under the symbol; PTEL.OB (“Pegasus”) and ENCOUNTER TECHNOLOGIES, INC., a Colorado Corporation trading publicly on the Over-the-Counter under the symbol ENTI.PK (“Encounter”); collectively referred herein as the "Parties".

WHEREAS, the Parties entered on June 6, 2011 into an Asset Purchase Agreement (the “Purchase Agreement”) a copy of which was attached as Exhibit 2.1 by Pegasus in its Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 10, 2011; and

WHEREAS the Parties amended and superseded the Purchase Agreement on July 14, 2011 (the “Amended Purchase Agreement”) a copy of which was attached as Exhibit 2.2 by Pegasus in its Current Report on Form 8-K filed with the SEC on September 1, 2011; and

WHEREAS, pursuant to the Amended Purchase Agreement, Pegasus acquired all of Encounter’s rights, title, and interest in and to certain assets and liabilities of Encounter relating to MusicMatrix.com (“MusicMatrix.com”) in consideration of 6,995,206 shares of Pegasus’ Series B Convertible Preferred Stock with a face value of $0.0001 per share, a copy of the purchased assets and liabilities is attached as Exhibit A hereto and incorporated by reference; and

WHEREAS, the Parties desire to cancel, rescind, and render null and void, ab initio, the Purchase Agreement and the Amended Purchase Agreement and all documents, instruments, securities and other certificates executed or delivered in connection with the transaction contemplated by the Purchase Agreement and the Amended Purchase Agreement:

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties, intending to be legally bound, hereby agree as follows.

1.           Rescission of Acquisition.  The Parties hereby cancel and rescind the Purchase Agreement and the Amended Purchase Agreement and declare the Purchase Agreement and the Amended Purchase Agreement to be null and void, ab initio, for all purposes, including, without limitation, for tax purposes.

2.           Cancelling of Stock.  The Parties hereby agree that the 6,995,206 shares of Pegasus’ Series B Convertible Preferred Stock with a face value of $0.0001 per share of Pegasus issued in connection with the Amended Purchase Agreement shall be cancelled by Pegasus in accordance with Section 3 of the Amendment to Certificate of Designation or Amended and Restated Certificate of

_____________/___/Rescission Agreement, Page 1 of 4
Pegasus: _JG__
Encounter: TH__

Designation Preferences and Rights of the Series B Convertible Preferred Stock as filed with the Secretary of State of Delaware on June 13, 2011 and attached as Exhibit 3.2 by Pegasus in its Current Report on Form 8-K filed with the SEC on June 16, 2011 which states that in the event any shares of Series B Stock shall be reacquired by Pegasus, the shares so reacquired shall be cancelled, and each of the parties hereby surrenders any and all rights he or it has or may have with respect to said shares under the Amended Purchase Agreement or otherwise.

3.           Results of Rescission.  The Parties hereby acknowledge and agree that as a result of the rescissions and cancellations described above MusicMatrix.com shall be returned to Encounter and each party shall, to the extent possible in every respect, be in the same position it was immediately prior to the consummation of the transactions expressly rescinded hereby and all transactions relating thereto, and shall release the other party to any further liability with regard to the Purchase Agreement, and the Amended Purchase Agreement and any expenses related to it to date.

4.           Further Instruments and Assurances.  The Parties will execute and deliver all such other and further instruments and documents as may be necessary or desirable to carry out the purposes of this Rescission Agreement.

5.           Notices.  Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called “Notice”) shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by facsimile, as follows:

To Pegasus:                           Two Corporate Drive, Suite 234
Shelton, Connecticut 06484
Attn: Jerry Gruenbaum, CEO
Tel: (203) 404-0450
Fax: (203) 404-7795

To Encounter:                       6313 Corporate Court
Fort Myers, Florida 33919
Attn: Thomas Hargis, CEO
Tel: (239) 415-1525
Fax: (239) 236-0751

6.           Invalidity and Severability.  If any provisions of this Rescission Agreement are held invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Rescission Agreement which are intended to be, and shall be deemed, severable.

7.           Assignment and Binding Effect.  No party shall assign this Rescission Agreement to any extent without the written consent of the other parties hereto.  Subject to the foregoing, this Rescission Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

_____________/___/Rescission Agreement, Page 2 of 4
Pegasus: _JG__
Encounter: TH

8.           Waiver.  Any term or provision of this Rescission Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

9.           Governing Law; Consent to Jurisdiction.  This Rescission Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware, as applied to contracts made and fully performed therein.  Each of the parties hereto hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding relating to or arising in connect ion with this Rescission Agreement to the exclusive general jurisdiction of the Courts of the State of Delaware.

10.           Modification.  No modification, amendment or waiver of any of the provisions of this Rescission Agreement shall be effective unless in writing and signed by all parties hereto.

11.           Counterparts.  This Rescission Agreement and any amendments hereto may be executed in any number of counterparts, all of which together shall constitute a single, original instrument.

12.           Entire Agreement.  This Rescission Agreement represents the entire Agreement with respect to matters contemplated herein and supersedes any prior oral or written agreements or undertakings between the parties to such matters.  This Rescission Agreement shall not be amended to any extent except by a writing executed by the parties.

IN WITNESS WHEREOF, the parties have caused this Rescission Agreement to be executed and delivered as to the date first above written.

PEGASUS TEL, INC.

By: _/s/ Jerry Gruenbaum__________________
Jerry Gruenbaum, Chief Executive Officer

ENCOUNTER TECHNOLOGIES, INC.

By: _/s/ Thomas Hargis____________________
Thomas Hargis, Chief Executive Officer

_____________/___/Rescission Agreement, Page 3 of 4
Pegasus: _JG__
Encounter: TH

EXHIBIT A

PURCHASED ASSETS AND LIABILITIES

ASSETS

Domain Name and Related Property at MusicMatrix.com (including the entire right, title and interest in and to the domain name musicmatrix.com, trademark rights, and all internet traffic to the domain.) In addition to copyrights to WebPages designed for the Website, page layouts, and logos for the Website, all graphics used on the Website, all user databases and programming codes generated for the Website, online forms and search engine created and currently used for the Website, and any and all other intellectual property rights to the name and brand MusicMatrix and MusicMatrix.com.

LIABILITIES

Contract and all current and outstanding payables to V2 Solutions.
Contract and all current and outstanding payables to VMIX Media, Inc.
Promissory Note due to Spire Investment Group dated May 7, 2010.
Promissory Note due to Spire Investment Group dated June 7, 2010.

_____________/___/Rescission Agreement, Page 4 of 4
Pegasus: _JG__
Encounter: TH